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Shaun Passley, CEO

Epazz, Inc.

309 W. Washington St. Suite 1225

Chicago, IL 60606

Dear Shaun Passley,

Star Financial Corporation agrees to modify the loan.

August 1, 2011 $100,000 payment is due.

August 1, 2012 $100,000 payment is due

August 1, 2013 remaining balance and interest is due

In exchange for payment modification, Star Financial Corporation will place a junior lien on Epazz, Inc. assets. Interest is forgiven until August 1, 2011.

Sincerely,

Fay Passley

President of Star Financial Corporation

Sign below to acceptance terms

Shaun Passley____________________ Date April 13, 2010